Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
December 22, 2008

WINTHROP REALTY TRUST EXTENDS AND MODIFIES LINE OF CREDIT

FOR IMMEDIATE RELEASE – BOSTON, December 22 /PRNewswire-FirstCall/ -Winthrop Realty Trust (NYSE:FUR) announced that it has extended and modified its existing line of credit with KeyBank National Association which would otherwise have expired on December 16, 2008.  Under the revised terms, the line of credit has been extended for two years so that it will now expire on December 16, 2010, subject to one, one-year extension right, and provides for a maximum initial borrowing at any one time of up to $35 million, subject to increase up to $75 million.  At December 16, 2008, the Trust had no amounts outstanding on the line.

Michael L. Ashner, the Trust’s Chairman and Chief Executive Officer, stated “given the current economic climate and the general absence of loan availability, we believe that the two year extension provides the Trust with future capital flexibility.  In addition, the accordion feature enables the line to be increased if and when the current lending environment becomes more favorable and the Trust perceives a need for an expanded facility.”

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, as may be updated or supplemented in the Company's Form 10-Q filings which discuss the factors that could adversely affect the Company's results.  Further information relating to the Company’s financial position, results of operations, and investor information is also contained in the Company’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.